Exhibit 10.7

JAGGED PEAK ENERGY INC.
NOTICE OF GRANT OF PERFORMANCE STOCK UNITS
(Employee Award)
Pursuant to the terms and conditions of the Plan (as defined below), and the associated Performance Stock Unit Agreement (Employee Award) which has been made separately available to you (the “Agreement”), you are hereby granted the right to earn Performance Stock Units (“PSUs”) on the terms and conditions set forth below, in the Agreement, and in the Plan. Each earned Performance Stock Unit (an “Earned Unit”) shall entitle you to receive one share of Stock, along with any related Dividend Equivalents (as set forth in Section 3 of the Agreement). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement. You may obtain a copy of the Plan and a copy of the prospectus related to the Stock by contacting the Company’s General Counsel & Secretary at 720-215-3667.

Grantee	«Grantee»
Date of Grant	«Date_of_Grant» (“Date of Grant”)
Target Number of Performance Stock Units Granted (“Target Units”)	«PSU»
Plan:	The Jagged Peak Energy Inc. 2017 Long-Term Incentive Compensation Plan (the “Plan”).
Overview
You shall be eligible to earn a number of Performance Units between 0% - 200% of the Target Units based on the Company’s relative TSR (defined below) rank among a group of Peer Companies (described below) over the Performance Period (set forth below). Except as set forth below under “Special Vesting Events,” you must remain in the continuous employment of the Company or its Affiliates from the Date of Grant through the last day of the Performance Period in order to earn any Performance Units hereunder.

Performance Period	March 1, 2017 – December 31, 2019
Calculation of Earned Units
At the end of the Performance Period, the Peer Companies and the Company shall be ranked together based on their TSR for the Performance Period with the highest TSR being number 1 and the lowest TSR being the number of Peer Companies. Based on the Company’s relative TSR rank among the Peer Companies for the Performance Period, you will be entitled to a number of Earned Units determined by the Company’s rank as follows:

• If the Company is ranked at or above the 90th percentile of the Peer Companies, including the Company, 200% of the Target Units

• If the Company is ranked at the 50th percentile or median of the Peer Companies, including the Company, 100% of the Target Units

• If the Company is ranked at the 30th percentile of the Peer Companies, including the Company, 50% of the Target Units

• If the Company is ranked below the 30th percentile of the Peer Companies, including the Company, you will not be entitled to any Earned Units.

If the Company is ranked between any of these payout levels, the percentage multiple of the Target Units will be interpolated based on the actual percentile ranking of the Company (rounded to the nearest whole percentile) in relation to the payout levels. Notwithstanding the foregoing, in the event the Company’s TSR for the Performance Period is negative, then the number of Earned Units shall be capped at 100% of the Target Units, irrespective of the fact that you may have otherwise been entitled to additional Earned Units based on the Company’s relative TSR rank during the Performance Period. Any fractional Earned Units will be rounded down to the next whole number.

Total Stockholder Return
“Total Stockholder Return” or “TSR” for the Company and each of the Peer Companies for the Performance Period is calculated pursuant to the formula (x+y)/z, where (x) is the difference between (i) the volume weighted average closing common stock prices for the month of December 2019 minus (ii) the average volume weighted closing common stock prices for the month of March 2017, (y) represents all dividends paid in respect of the common stock during the Performance Period, and (z) is the average volume weighted closing common stock prices for the month of March 2017.

Calculation of TSR shall be adjusted to take into account any stock splits, stock dividends, reorganizations, or similar events that may affect the common stock prices of the Company or any of the Peer Companies.

Peer Companies
The Peer Companies used for purposes of calculating TSR shall be the following companies:

1.    Callon Petroleum Company
2.    Carrizo Oil & Gas, Inc.
3.    Energen Corporation
4.    Jones Energy, Inc.
5.    Laredo Petroleum, Inc.
6.    Matador Resources Company
7.    Oasis Petroleum Inc.
8.    Parsley Energy, Inc.
9.    PDC Energy, Inc.
10.    QEP Resources, Inc.
11.    RSP Permian, Inc.
12.    SM Energy Company
13.    Whiting Petroleum Corporation
14.    WPX Energy, Inc.

In the event that any of the Peer Companies ceases to be publicly traded during the Performance Period, it shall be dropped from the list of Peer Companies and shall be excluded completely when determining the Company’s relative TSR for the Performance Period. In the event that any of the Peer Companies files for bankruptcy pursuant to the U.S. Bankruptcy Code during the Performance Period, it shall be given a TSR of -100% when determining the Company’s relative TSR for the Performance Period.

Special Vesting Events
Death or Disability. Notwithstanding the relative TSR of the Company, 100% of the Target Units shall immediately become Earned Units upon (a) your death, or (b) the termination of your employment as a result of Disability.

Change in Control. Upon the occurrence of a Change in Control, the Performance Period shall be deemed to have ended, and the Company shall calculate the number of Earned Units to which you are entitled (if any) based on the methodology set forth above, adjusted to account for the truncated Performance Period.

Settlement of Vested RSUs	Shares of Stock will be issued with respect to your Earned Units as set forth in Section 6 of the Agreement (which Stock when issued will be transferable and nonforfeitable).
Definitions
“Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

The Stock you receive upon settlement will be taxable to you in an amount equal to the closing price of the shares on the date of settlement (or, if such date is not a business day, the last day preceding such day). By accepting the Agreement, either through your signature below or through the Company’s stock plan administration system, you acknowledge and agree that:

•
you are not relying on any written or oral statement or representation by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with this Notice of Grant of Performance Stock Units and the Agreement and your receipt, holding and earning of the PSUs,

•	you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted,

•	a copy of the Agreement and the Plan has been made available to you,

•	you elect to conduct a Sell to Cover to satisfy the Withholding Obligation in accordance with paragraph 26 of the Agreement,

•
you represent and warrant that (i) you have carefully reviewed paragraph 26 of the Agreement, (ii) you are not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales and do not have, and will not attempt to exercise authority, influence or control over any sales of Stock effected by the Agent and (iii) as of the date hereof, you are not aware or in possession of any material, nonpublic information with respect to Company or its Affiliates or any of their respective securities,

•
you also hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with this Notice of Grant of Performance Stock Unit and the Agreement and your receipt, holding and the earning of the PSUs.

In the event that you do not accept the Agreement as stated above within thirty (30) days, the Company shall have the option, but not the obligation, to cancel and revoke the award represented by the Agreement and any such award shall be forfeited by you without any further consideration.

IN WITNESS WHEREOF, the parties hereto evidence their acceptance of this Notice and the Agreement to be effective as of the Date of Grant.

JAGGED PEAK ENERGY INC.

By:

Name:
Title:

GRANTEE

«Grantee»